UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

SUNSHINE BIOPHARMA, INC.
(Name of Registrant as Specified In Charter)

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Sunshine Biopharma, Inc.

6500 Trans-Canada Highway

4th Floor

Pointe-Claire, Quebec, Canada H9R 0A5

January 20, 2022

Dear Shareholders:

The enclosed Information Statement is being furnished to the holders of record of the shares of the common stock, with a par value of $0.001 per share (the “Common Stock”), of Sunshine Biopharma, Inc., a Colorado corporation (the “Company), as of the close of business on the new record date, January 3, 2022 (the “New Record Date”). The purpose of the Information Statement is to notify our shareholders that on December 24, 2021, the Company received a written consent in lieu of a meeting (the “Board Consent”) from the members of the board of directors of the Company (the “Board”) and a written consent in lieu of a meeting from the holders of approximately 70.6% of the voting stock (the “Consenting Shareholders”) of the Company (the “Shareholder Consent” and together with the Board Consent, the “Written Consents”). The Written Consents adopted resolutions to increase the ratio of a reverse stock split that had previously been filed in definitive form on October 6, 2021 from a ratio of no more than 1-for-100 to a ratio of no more than 1-for 500, with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Split”), and with such Reverse Split to be effective at such time and date, if at all, as determined by the Board in its sole discretion. The revised reverse split ratio and the New Record Date will only be utilized if the price of our common stock on the effective date of the Reverse Split is insufficient to allow the common stock to qualify for listing on Nasdaq. If we utilize the previously approved ratio, we will use the original Record Date of September 8, 2021.

You are urged to read this Information Statement in its entirety for a description of the actions taken by the Consenting Shareholders of the Company. If it is necessary to use the increased ratio, the actions will only become effective on a date that is not earlier than twenty-one (21) calendar days after this Information Statement is first mailed to our shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the Consenting Shareholders. Because the Consenting Shareholders have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting your proxy, and proxies are not requested from shareholders.

This Information Statement is being mailed on or about January 20, 2022 to shareholders of record on the New Record Date.

Sincerely, /s/ Dr Steve N. Slilaty Dr. Steve N. Slilaty Chief Executive Officer

Sunshine Biopharma, Inc.

6500 Trans-Canada Highway

4th Floor

Pointe-Claire, Quebec, Canada H9R 0A5

(514) 426-6161

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed or otherwise furnished to shareholders of Sunshine Biopharma, Inc., a Colorado corporation (the "Company"), on or about January 20, 2022, in connection with a certain shareholder action taken by written consent of the holders of a majority of our outstanding shares entitled to vote at a meeting of shareholders to approve an increase in the reverse split ratio filed on October 6, 2021. In the October 2021 filing, shareholders were advised that a reverse split of our issued and outstanding Common Stock, $0.001 par value per share (the "Common Stock") by a ratio of no less than 1-for-2 and no more than 1-for-100 (the “Original Split Range”), with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Split”), had been approved, to be effective at such time and date, if at all, as determined by the Board, in its sole discretion. The new ratio is now of no less than 1-for-2 and no more than 1-for-500 (the “New Split Range”). The reason for the New Split Range is to ensure that the price of the Company’s Common Stock on a post Reverse Split basis will be sufficient to list the Company’s Common Stock for trading on Nasdaq.

Our Board of Directors approved the Original Reverse Stock Split on September 8, 2021 and recommended that the Reverse Stock Split be approved by our shareholders. The Reverse Stock Split requires the approval of holders of a majority of the shares entitled to vote at a shareholder meeting. Under Colorado law we are permitted to obtain approval of the Reverse Stock Split by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve the Reverse Stock Split at a meeting at which all shares entitled to vote thereon were present and voted. On September 8, 2021, holders of a majority of the voting capital stock acted by written consent to approve the Reverse Stock Split. On December 24, 2021, both the Board of Directors and a majority of the voting securities approved the New Split Range.

We have elected not to call a special meeting of our shareholders in order to eliminate the costs of and time involved in holding a special meeting. Our management has concluded that it is in the best interests of our Company to address this matter in the manner stated herein.

Shareholders of record at the close of business on January 3, 2022, are entitled to receive this Information Statement. As the Reverse Stock Split and the New Split Range haves been duly approved by shareholders holding a majority of our voting capital stock, approval or consent of the remaining shareholders is not required and is not being solicited hereby or by any other means. Under Colorado law, shareholders have no appraisal or dissenters’ rights in connection with the matters described in this Information Statement and we will not independently provide our shareholders with any such right.

The Reverse Stock Split will become effective after we complete the process of notifying the Financial Industry Regulatory Association (“FINRA”) of the same and after dissemination of this Information Statement to our shareholders (the “Effective Date”), provided that, we may proceed with effecting the Reverse Stock Split under the Original Split Range of up to 1-for-100 at any time in the future if the price of our Common Stock is sufficient for Nasdaq listing. We will not be required to file an amendment to our Articles of Incorporation because we do not intend to change our current authorized capital.

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We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our voting capital stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to shareholders pursuant to the Colorado Business Corporation Act. (“CBCA”)

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one Information Statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. Also, we will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this Information Statement was delivered or deliver a single copy of this Information Statement and future shareholder communication documents to any shareholder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Shareholders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to authorize the Board to implement the Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the Company.  In accordance with the Company’s bylaws, the Board has fixed January 3, 2022, as the new Record Date for determining the shareholders entitled to vote or give written consent.

As of the Record Date, there were (i) 518,248,099 shares of Common Stock outstanding, with each share of Common Stock entitled to one vote, and (ii) 1,000,000 shares of Series B Preferred Stock outstanding. Each share of Series B Preferred Stock has the right to 1,000 votes per share. As of the Record Date, Dr. Steve N. Slilaty, Camille Sebaaly and Dr. Abderrazzak Merzouki, each of whom are officers and/or directors of the Company, hold 1,071,441,731 votes in the aggregate, including 1,000,000,000 votes arising out of the 1,000,000 shares of Series B Preferred Stock, with the balance of 71,441,731 in common stock, including 861,209 shares voted by Dr. Slilaty and held in a company controlled by him. On December 24, 2021, by delivery of the Shareholder Consent, the aforesaid voting shareholders approved the Reverse Split by providing written consents as to 1,071,441,731 votes, representing approximately 70.6% of the voting capital of the Company. Accordingly, the majority of votes necessary to authorize the Reverse Split, was received. On December 24, 2021, holders of an aggregate of 1,071,441,731 votes constituting 70.6% of the Company’s voting securities approved the New Split Range.

No other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from shareholders.

Under the CBCA, shareholders may take action without a meeting of the shareholders, and without prior notice, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting.  The action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company. This Notice of Action by Written Consent and Information Statement constitutes notice to you under Section 7-107-104(5.5) of the CBCA of the actions taken by the Written Consent. On September 8, 2021 and again on December 24, 2021, the Board, and the Consenting Shareholders executed and delivered to the Company the Written Consents. Accordingly, in compliance with the CBCA, at least a majority of the total voting stock of the Company have approved the Reverse Split. and New Split Range. As a result, no vote or proxy is required by the shareholders to approve the adoption of the foregoing actions.

This Information Statement is being furnished to all holders of the Company’s Common Stock pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, solely for the purpose of informing shareholders of these corporate actions before they take effect. In accordance with Exchange Act Rule 14c-2, the shareholder consent applicable to the New Reverse Split will become effective no sooner than 20 calendar days following the mailing of this Information Statement, provided that the ratio of the New Reverse Split is deemed necessary by our Board of Directors.

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BOARD DISCRETIONARY AUTHORITY TO AFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK

General

On September 8, 2021, our Board authorized (“Board Consent”), and the shareholders holding a majority of the voting capital of the Company approved (“Shareholders Consent”), by written consents, the Reverse Split at a ratio of no less than 1-for-2 and no more than 1-for-100 (the “Original Split Range”). On December 24, 2021, the Company received a written consent in lieu of a meeting from the members of the board of directors of the Company and a written consent in lieu of a meeting from the holders of approximately 70.6% of the voting stock (the “Consenting Shareholders”) of the Company

We will not issue any fractional shares but shall round up to the next whole number. The Shareholders Consent granted the Board the sole discretion to select an appropriate ratio of the Reverse Split within the Split Range and to affect the Reverse Split at such time and date.

Potential Effects of the Reverse Split

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Common Stock. The Reverse Split will also raise the per share trading price of our Common Stock, which is currently trading on the OTC Pink Sheets operated by the OTC Markets Group.

Except for the relatively small adjustments that may result from the rounding up treatment of shares, as described below, the Reverse Split will not have any dilutive effect on our shareholders since each shareholder would hold approximately the same percentage of our Common Stock outstanding immediately following the Reverse Split as such shareholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Split. The table below sets forth the number of shares of our Common Stock issued and outstanding after the Reverse Split based on 518,248,099 shares of Common Stock outstanding as of the Record Date.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

As of the Record Date there were 518,248,099 Common Shares outstanding. Depending on the ratio for the Reverse Stock Split determined by the Board, a minimum of 2 and a maximum of 500 shares of existing Common Stock will be combined into one new share of Common Stock. The table below shows, as of the Record Date, the number of outstanding shares of Common Stock that would result from the listed hypothetical Reverse Split ratios (without giving effect to the rounding up treatment described below):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split
1-for-2	259,124,049

1-for-10	51,824,810

1-for-50	10,364,962

1-for-100	5,182,481

1-for-200	2,591,240

1-for-300	1,727,494

1-for-400	1,295,620

1-for-500	1,036,496

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Although the Reverse Split will not have any additional dilutive effect on our shareholders, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease because the Reverse Split does not change the current authorized number of shares of capital stock of the Company. The remaining authorized shares of Common Stock may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products.

We do not currently have any plans, proposals or arrangements to issue any of the authorized shares which would become newly available as a result of the Reverse Split, as the Company currently has sufficient authorized shares to be issued in connection with any planned capital raise or outstanding securities, including options and warrants. Nevertheless, in order to support our projected need for additional equity capital and to provide flexibility to raise the capital as necessary, our Board believes the number of shares of Common Stock should be maintained at 3,000,000,000 shares.

Reasons for the Reverse Split

The primary purpose for implementing the proposed Reverse Split would be to increase the per share price of the Common Stock and decrease the number of outstanding shares of Common Stock which the Board believes would help with the Company’s future financing needs, increase investment interest, broaden the pool of investors and increase trading volume and help:

•	make the Common Stock more marketable;

•	attract new investors who are reluctant to invest in shares with low prices;

•	attract investment from certain institutional investors and investment funds who are presently prevented under their guidelines from investing in our stock at its current price levels;

•	attract and retain employees who may be less likely to work for a company with a low stock price; and

•	meet the requirements for a possible uplisting on the Nasdaq Capital Market.

Management believes that the Reverse Split may also provide the Company with greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing, stock-based acquisitions and strategic alliances and provide a more manageable number of Common Stock shares issued and outstanding, allowing the Company’s management to more efficiently manage shareholders’ interests. The effective increase in the number of our authorized but unissued shares generated by the Reverse Split will enable the Company to fulfill our obligations to issue shares as may be necessary in the ordinary course of business.

The Board considered that, as a matter of policy, many institutional investors will not purchase stocks trading below certain minimum price levels, and brokers often discourage their customers from purchasing such stocks. We believe that these concerns will be reduced if the price per share of our common stock increases.

The Board believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that a reverse stock split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of common stock is unreasonably large in relation to a company’s earnings, a significant change in net earnings or losses is required to create a noticeable change, in absolute terms, in such company’s reported earnings or loss per share levels. If we implement a reverse stock split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to developments in our business.

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A reverse stock split may also reduce the relatively high transaction costs and commissions incurred by our shareholders due to our currently low per share trading price. The structure of trading commissions, when they are set at a fixed price per share, can have an adverse impact on holders of lower-priced securities because the brokerage commissions generally represent a higher percentage of the sales prices of lower-priced securities than they do on higher-priced issues, which may discourage trading in such lower-priced securities. If the price of our shares is higher, then the adverse impact of these commissions could be reduced.

Any increase in the liquidity of our Common Stock due to a higher price per share may be partially or entirely offset by a reduction in liquidity due to the fewer number of shares issued and outstanding after the reverse stock split. Furthermore, the reverse stock split will likely increase the number of common stock holdings that are not divisible by 100 (often referred to as “odd lots”), which may make these shares more difficult to sell and could result in higher selling costs for shareholders who hold odd lots.

The Board believes that the potential positive effects of a reverse stock split can outweigh the potential negative effects and intends to implement the proposed split only if they conclude that to be the case. In making that evaluation the Board will take into account various negative factors including: (i) the negative perception of reverse stock splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing a reverse stock split. The effect of the reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that a reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock. Investors may also be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Additionally, the increased market price per share of our Common Stock as a result of the Reverse Split may result in our eligibility to list our Common Stock on the Nasdaq Capital Market assuming all other quantitative and qualitative requirements for listing are met. In order to list our Common Stock on the Nasdaq Capital Market, among other requirements, our Common Stock must maintain a minimum bid price of $4.00 per share. Current and prospective investors and the brokerage community may view an investment in our Common Stock more favorably if our Common Stock is quoted on the Nasdaq Capital Market. We have applied to list our common stock on the Nasdaq Capital Market. Taking into such consideration such minimum price requirement, the Board may select an appropriate ratio to effectuate the Reverse Split. There is no assurance that, even if the Reverse Split results in our Common Stock meeting any applicable minimum price requirement, that we will meet all other requirements for listing our common stock on Nasdaq or that our application will be approved.

The Board, in its sole discretion, may elect to effect any one (but not more than one) of the reverse split ratios within the range indicated, or none of them if our Board determines in its sole discretion not to proceed with the Reverse Split. We believe that the availability of the alternative reverse split ratios will provide the Board with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for the Company and its shareholders. In determining which of the alternative reverse stock split ratios to implement, if any, following the receipt of shareholder approval, our Board may consider, among other things, factors such as the trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Split on the trading market for our Common Stock.

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The Board reserves its right to elect to abandon the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its shareholders. We cannot assure you that the Board will ultimately determine to effect the Reverse Split or, if effected, that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our Common Stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will satisfy the Nasdaq Capital Market listing criteria if such listing is pursued, or once initially listed, that we will be able to maintain such listing.

Neither our Board nor the Company currently has intentions of going private. The Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our Common Stock by up to a factor of one hundred.  We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by an equivalent multiple or result in any permanent increase in the market price of our Common Stock. The price of our Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our market capitalization will be reduced, perhaps significantly.

The number of shares held by each individual shareholder would be reduced if the Reverse Split is implemented. This may also increase the number of shareholders who hold less than a “round lot,” or 100 shares.  This has two disadvantages.  First, the rules of the Nasdaq Capital Market require that at least half the minimum required number of round lot holders (450) must each hold unrestricted securities with a minimum value of $2,500 to be listed on such exchange.  Second, the transaction costs to shareholders selling “odd lots” are typically higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

If the Reverse Split is implemented, the number of shares of our Common Stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each shareholder will remain unchanged except for the effect due to the rounding up of fractional shares.

Upon effectiveness of the New Reverse Split, without further action on our part or our shareholders, the outstanding shares of Common Stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Split ratio as determined by the Board in its sole discretion.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Split is implemented, unless otherwise provided, the number of shares our Common Stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each shareholder will remain unchanged except for the effect due to the rounding up of all holdings to the next 100 shares.

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Except for the shares of Series B Preferred Stock that are currently issued and outstanding and three (3) convertible notes previously issued in favor of the same entity, all other outstanding options, warrants, notes, debentures and other securities, entitling their holders to purchase shares of the Company's Common Stock would be adjusted as a result of the Reverse Split. The conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio determined by the Board. We have reached an agreement with the holder of the three (3) convertible notes outstanding that include provisions that prevent the conversion price from being affected by the Reverse Split to accept repayment of these notes at the closing of our anticipated secondary offering of our securities, provided that such offering is successfully complete.

Effect on Registration and Stock Trading

Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act.   The Reverse Split would not affect the registration of the Common Stock under the Exchange Act.

Exchange of Stock Certificates; Fractional Shares

At the Effective Time of the Reverse Split, automatically, without any action on the part of any shareholder, the Company’s issued and outstanding shares of Common Stock (“Old Common Stock”) shall be converted into new shares of Common Stock (“New Common Stock”) on the basis of the Reverse Split ratio determined by the Board and the rounding up treatment. Each holder of a certificate or certificates, which, immediately prior to the Effective Time, represented outstanding shares of Old Common Stock, will, from and after the Effective Time, be entitled to receive a certificate or certificates representing the shares of New Common Stock into which the shares of Old Common Stock are reclassified in connection with the Reverse Split. Our Board does not intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares.  In lieu of issuing fractional shares, the Company will round shares up to the nearest whole number and all shares of Old Common Stock eliminated as a result of the Reverse Split will be cancelled. Shareholders who otherwise would be entitled to receive fractional shares because they hold, as of the Effective Time of the Reverse Split, a number of shares of our Old Common Stock not evenly divisible will be entitled to one share of New Common Stock.

As of the Record Date we had approximately 147 holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Split to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

Until surrendered, we will deem outstanding certificates representing shares of Old Common Stock (the “Old Certificates”) held by shareholders to be cancelled and only to represent the number of whole shares of New Common Stock to which these shareholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of New Common Stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend on the back of the New Certificate.

Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to affect the Reverse Split for their beneficial holders.  However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.  Shareholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

If and when our Board elects to affect the Reverse Split, the authorized number of shares of our Common Stock will remain at 3,000,000,000. Accordingly, there will be no reduction in the number of authorized shares of our Common Stock in proportion to the Reverse Split ratio.  As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of Common Stock will be available for issuance at such times and for such purposes as our Board may deem advisable without further action by our shareholders, except as required by applicable laws and regulations.

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Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized Common Stock at 3,000,000,000 after the Reverse Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of our Company. The shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards.  However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Split would give our Board authority to issue additional shares from time to time without delay or further action by the shareholders. The Reverse Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Common Stock, depending on the circumstances, and would likely dilute a shareholder’s percentage voting power in us. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each shareholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the New Reverse Split.

The New Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split.  Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

No Appraisal Rights

Under the CBCA, our shareholders are not entitled to appraisal rights with respect to the New Reverse Split, and we will not independently provide our shareholders with any such rights.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our Common Stock as of January 3, 2022, by (i) each person known to us to own beneficially more than 5% of our Common and Series B Preferred Stock, our only voting securities, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group. This information is submitted on a pre-Reverse Split basis and is based on a total of 518,248,099 Common Shares and 1,000,000 Series B Preferred Shares issued and outstanding as of the Record Date. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		%of Class

Common	Dr. Steve N. Slilaty(1)(2) 579 Rue Lajeunesse	24,204,670	(2)	4.7%
Series B Preferred	Laval, Quebec Canada H7X 3K4	1,000,000	(3)	100%

Common	Camille Sebaaly(2) 14464 Gouin West, #B Montreal, Quebec Canada H9H 1B1	23,893,086		4.6%

Common	Dr. Abderrazzak Merzouki(2) 731 Place de l’Eeau Vive Laval, Quebec Canada H7Y 2E1	23,343,975		4.7%

Common	Andrew Telsey(2) 6198 South Moline Court Englewood, CO 80111	3,000		*

Common	James (JD) Kish(2) c/o Sunshine Biopharma, Inc. 6500 Trans-Canada Highway 4th Floor, Pointe-Claire, Quebec H9R 0A5, Canada	289,600	(3)	*

Common	Dr. Rabi Kiderchah(2) c/o Sunshine Biopharma, Inc. 6500 Trans-Canada Highway 4th Floor, Pointe-Claire, Quebec H9R 0A5, Canada	325,000		*

Common	All Officers and Directors as a Group (6 persons):	72,059,331		13.9%
Series B Preferred		1,000,000		100%

Common	Robert K. Beathard,(4) Angela R. Beathard 24915 Falling Water Estates Ln Katy, TX 77494	39,231,743		7.7%

______________

* Less than 1%.

(1)	Includes 861,209 shares held in the name of Advanomics Corporation (now known as TRT Pharma Inc.). Dr. Slilaty is an officer, director and principal shareholder of TRT Pharma Inc. and, as a result, controls the disposition of these shares. Dr. Slilaty also owns all of our 1,000,000 outstanding shares of Series B Preferred Stock. Each share of Series B Preferred Stock entitles the holder to 1,000 votes. Upon closing of this offering, 980,000 shares of Series B Preferred Stock will be redeemed by the Company and Dr. Slilaty will retain 20,000 shares of Series B Preferred Stock.
(2)	Officer and/or director

(3)	Includes 2,500 shares held by Mr. Kish’s spouse.
(4)	Based on Schedule 13G filed with the SEC on July 29, 2021.

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INTEREST OF CERTAIN PERSONS IN OR IN

OPPOSITION TO MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ from that of the other holders of Company’s Common Stock, none of our officers, directors or any of their respective affiliates or associates will have any interest in the Reverse Split.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement. This Information Statement incorporates by reference the following documents:

1. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 9, 2021;

2. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 9, 2021;

3. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 11, 2021;

4. Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021;

5. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020;

6. Our Current Report on Form 8-K, dated October 6, 2020, filed with the SEC on October 19, 2020;

7. Our Current Report on Form 8-K, dated September 14, 2020, filed with the SEC on September 15, 2020;

8. Our Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2020, filed with the SEC on August 31, 2020;

9. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 19, 2020;

10. Our Current Report on Form 8-K, dated June 17, 2020, filed with the SEC on June 24, 2020;

11. Our Current Report on Form 8-K, dated May 22, 2020, filed with the SEC on June 3, 2020;

12. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 18, 2020;

13. Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on May 1, 2020.

Where You Can Find More Information

The SEC maintains a website that contains reports, proxy and information statements and other information, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through our website, at http://www.sunshinebiopharma.com. The information contained on our website is not incorporated by reference in, or in any way part of, this Information Statement.

Delivery of Documents to Security Holders Sharing an Address

The Company will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, within one business day of receipt of such request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests should be directed to SUNSHINE BIOPHARMA, INC. c/o Dr. Steve N Slilaty at the at the below address or telephone number.

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (a) your name, (b) your shared address, and (c) the address to which the Company should direct the additional copy of this Information Statement, to SUNSHINE BIOPHARMA, INC. c/o Dr. Steve N. Slilaty at the at the below address or telephone number. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made in the same manner by mail or telephone to the Company’s principal executive offices.

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OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting stock.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

Dr. Steve N. Slilaty, CEO

Sunshine Biopharma, Inc.

6500 Trans-Canada Highway, 4th Floor

Pointe-Claire, Quebec H9R 0A5

Canada

Tel: 514-426-6161

BY ORDER OF THE BOARD OF DIRECTORS

Dr. Steve N. Slilaty, Chairperson of the Board

and Chief Executive Officer

Montreal, Canada

January 20, 2022

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